EXHIBIT 23.1

                  Consent of Independent Public Accounting Firm

We consent to use in this Form 8-K/A of Gateway Energy Corporation of our report dated November 13, 2007, with respect to the financial statements of Gulfshore Midstream Pipelines, Ltd. as of and for the years ended December 31, 2006 and 2005.


/s/  Pannell Kerr Forster of Texas, P.C.
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     Pannell Kerr Forster of Texas, P.C.

Houston, Texas
November 13, 2007